Exhibit 99.1

SS Innovations to Ring the Nasdaq Opening Bell on Tuesday, June 3, 2025

Fort Lauderdale, FL – June 2, 2025 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the Company will ring the opening bell at the Nasdaq MarketSite in New York City on Tuesday, June 3, 2025. Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, will lead the bell ringing ceremony and be joined by members of the Company’s management team, Board of Directors, advisors, and other guests.

Dr. Srivastava commented, “This event commemorates the April 2025 uplisting of SS Innovations’ common stock to Nasdaq, a major milestone that would not have been possible without the dedication and hard work of our entire team in developing the SSi Mantra, a cost-effective, differentiated surgical robotic system of premier quality. We also are celebrating the successful completion of more than 4,000 robotic surgeries by the SSi Mantra across over one hundred types of surgeries without any complications, injuries or mortalities – a notable milestone that we surpassed last month. We are encouraged by the growing acceptance of the SSi Mantra among physicians across India and in six other countries and remain on track to introduce the system in new markets around the world, including the European Union and the United States. Through growing global deployment of the SSi Mantra, we aim to enable advanced, accessible, and affordable robotic surgery for a broader segment of patients in need.”

The live broadcast of the Nasdaq Opening Bell ceremony will begin at 9:15 a.m. Eastern Time and will be available, along with a replay of the event, at: https://www.nasdaq.com/marketsite/bell-ringing-ceremony.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical procedures including robotic cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

press@ssinnovations.org

T: (212) 739-0300